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NOT FOR IMMEDIATE RELEASE

Contacts
Media:
Doug Morris
Gavin Anderson & Company
212-515-1964

Investors:
Allison Malkin/Chad Jacobs
Integrated Corporate Relations
203-222-9013

            WARNACO ANNOUNCES ADDITIONAL RESTRUCTURING INITIATIVES Company Also Announces Sale of White Stag Trademarks to Wal-Mart

NEW YORK - December 10, 2003 - The Warnaco Group, Inc. (NASDAQ: WRNC) today announced that it will undertake additional restructuring initiatives in order to further lower costs and improve efficiency. The initiatives announced today include:

     o Further outsourcing of North American intimate apparel production following the sale of the Company's Honduran production facility;

     o The closure of Warnaco's 44 remaining Speedo(R) Authentic Fitness(R) retail stores; and

     o Rationalization of its Warner's(R) brand organization in the United Kingdom and other European countries.

As part of Warnaco's ongoing strategy to source product from lower-cost third-party providers, the Company has entered into a binding agreement to sell its intimate apparel production facility in Honduras to an investor group led by the current manager of the operation. The Company noted that the agreement to sell the facility will not include a long-term production commitment. As a result of the sale and attendant reductions in U.S. payroll associated with the Company's manufacturing operations, Warnaco expects to realize annualized expense savings of over $5 million as well as reductions in inventory of over $20 million and significant gross margin improvements.

In order to better focus on its core Speedo(R) wholesale business, Warnaco said that it will close its remaining Speedo(R) Authentic Fitness(R) retail stores in the United States; however, the Company will continue to operate its e-commerce site located at www.SPEEDOUSA.com. The Speedo(R) Authentic Fitness(R) retail stores account for less than five percent of overall sales of Warnaco's Swimwear Group. The Company believes that the closure of these stores will allow its Swimwear Group to focus on maximizing organic growth and product extension opportunities in the wholesale sector, which has experienced approximately 20 percent growth in the first nine months of 2003. The Company expects the closures to begin in January 2004 and be completed by April 2004. The Company expects to convert certain of these existing retail stores to Calvin Klein(R) underwear stores in 2004.

The Company also announced that it has commenced a consultation process with employees associated with its Warner's(R) brand in the United Kingdom and Europe to rationalize that organization. The process is expected to conclude by fiscal year-end and may result in significant job reductions.

Combined, the Company anticipates that these restructuring initiatives will result in a total pre-tax restructuring charge of between $18 million and $26 million. The Company expects that approximately one-half of the total charges will be non-cash.

Separately, Warnaco announced that it has entered into an agreement to sell its White Stag(R) trademark to Wal-Mart Stores, Inc. Wal-Mart had licensed the trademark on an exclusive basis from Warnaco since 1993. Warnaco will continue to design the White Stag women's sportswear line at Wal-Mart's expense through 2006.

Joe Gromek, President and Chief Executive Officer of Warnaco, said, "We are committed to continually working to reduce costs, improve efficiency and enhance margins to enable our brands to compete more effectively. It is also important that we focus our energy and resources on the development and expansion of our core brands. We believe we are taking the right steps to accomplish these strategic objectives."

This press release, as well as the terms of the White Stag transaction, will be available in a Current Report on Form 8-K furnished today with the Securities and Exchange Commission.

About The Warnaco Group, Inc.

The Warnaco Group, Inc., headquartered in New York, is a leading manufacturer of intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear and accessories sold under such owned and licensed brands as Warner's(R), Olga(R), Lejaby(R), Body Nancy Ganz(TM), Chaps Ralph Lauren(R), Calvin Klein(R) men's and women's underwear, men's accessories, men's, women's, junior women's and children's jeans and women's and juniors swimwear, Speedo(R) men's, women's and children's swimwear, sportswear and swimwear accessories, Anne Cole Collection(R), Cole of California(R), Catalina(R) and Nautica(R) swimwear.

Forward-Looking Statements:

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that reflect, when made, the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including general economic conditions affecting the apparel industry, changing fashion trends, pricing pressures which may cause the Company to lower its prices, increases in the prices of raw materials the Company uses, changing international trade regulation and elimination of quotas on imports of textiles and apparel, the Company's ability to protect its intellectual property rights, the Company's dependency on a limited number of customers, the Company's dependency on the reputation of its brand names, the Company's exposure to conditions in overseas markets, the competition in the Company's markets, the Company's recent emergence from bankruptcy, the comparability of financial statements for periods before and after the Company's adoption of fresh start accounting; the effect of local laws and regulations, shortages of supply of sourced goods or interruptions in the Company's manufacturing, the Company's level of debt, the Company's ability to obtain additional financing, the restrictions on the Company's operations imposed by its revolving credit facility and the indenture governing its senior notes and the Company's ability to service its debt. All statements other than statements of historical facts included in this press release are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result," or other similar words and phrases. Forward-looking statements and the Company's plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, and the Company's business in general is subject to certain risks that could affect the value of its stock.

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